UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report: March 9, 2006

(Date of earliest event reported: March 9, 2006)

DUKE ENERGY CORPORATION

(Exact name of registrant as specified in charter)

NORTH CAROLINA	1-4928	56-0205520
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

526 South Church Street Charlotte, North Carolina	28202-1904
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 704-594-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As previously disclosed by the registrant, the registrant and Cinergy Corp. (“Cinergy”) have signed an Agreement and Plan of Merger dated May 8, 2005, pursuant to which the two companies would merge into subsidiaries of Duke Energy Holding Corp. (“DEH”), a subsidiary of the registrant, with closing expected during the first half of 2006 (the “Merger Agreement”). The registrant has received notice from the plan administrator of the Cinergy Corp. Non-Union Employees’ 401(k) Plan, Cinergy Corp. Union Employees’ 401(k) Plan and Cinergy Corp. Union Employees’ Savings Incentive Plan (collectively, the “401(k) Plan”) informing it that the Cinergy Stock Fund under the 401(k) Plan is expected to be closed for participant transactions from the close of business on March 31, 2006 until sometime during the week of April 2, 2006. Such blackout period may occur prior to, at or after such expected time depending on when the transactions contemplated by the Merger Agreement are actually consummated. The blackout period is necessary for the 401(k) Plan’s recordkeeper, Fidelity Investments, to clear all pending trades, determine final share balances, and process the exchange of Cinergy securities for DEH securities pursuant to the Merger Agreement. The registrant has sent a notice to its directors and executive officers informing them that, although not required by reason of the Cinergy 401(k) Plan blackout, during any such blackout period they generally will be unable to trade in DEH common stock (or related securities). Information about the actual beginning and ending dates of any such blackout period may be obtained, without charge, by contacting the registrant, Attention: Christopher C. Rolfe, Vice President, Human Resources, 526 South Church Street, ST05C, Charlotte, North Carolina 28202, tel. 704-382-4343.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

By:	/s/ Steven K. Young
Steven K. Young
Vice President and Controller

Date: March 9, 2006

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